Exhibit 99.1

Use of Non-GAAP Financial Measures — GAAP to Non-GAAP Reconciliations
To help our readers understand our past financial performance and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain “adjusted” or non-GAAP financial measures that are not in conformity with GAAP (“Non-GAAP”). Our management regularly uses our supplemental Non-GAAP financial measures to understand, manage and evaluate our business and make operational decisions. To properly and prudently evaluate our business, we encourage you to review (i) the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, originally filed with the Securities and Exchange Commission on August 19, 2025 (the “2025 Form 10-K”) and (ii) the reconciliation of our Non-GAAP financial measures below, as well as those included in our 2025 Form 10-K. You should not rely on any single financial measure to evaluate our business. In addition, because EBITDA, Adjusted EBITDA, Adjusted Net Income, Free Cash Flow and Adjusted Earnings per Share (“Adjusted EPS”) are susceptible to varying calculations, such Non-GAAP financial measures, as presented herein and in our 2025 Form 10-K, may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.
In the accompanying Amendment No. 1 on Form 10-K/A to the 2025 Form 10-K (the “2025 Form 10-K/A”), we use the following Non-GAAP financial measures: EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted EPS. Following is a description of these Non-GAAP financial measures as used in our 2025 Form 10-K as well as the 2025 Form 10-K/A.
We define EBITDA as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization, and amortization of purchased intangible assets. We define Adjusted EBITDA as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items. For all Non-GAAP financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Non-recurring items include certain strategic initiative and restructuring-related expenses. Non-cash items include share-based compensation expense and asset impairments. Non-operating items include gains or losses on the disposal of assets, interest and investment income or expense, equity in income of unconsolidated affiliates, and operating income from revenues sold to OMNIA Partners, LLC (“OMNIA”) in connection with the sale of non-healthcare GPO member contracts, less royalty fees retained.
We define Adjusted Net Income as net income attributable to us (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the effect of non-recurring or non-cash items, (iv) reflecting an adjustment for income tax expense on Non-GAAP adjusted income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items, (v) excluding the equity in net income of unconsolidated affiliates, and (vi) excluding operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts, less royalty fees retained, imputed interest expense, and associated income tax expense. Non-recurring items include certain strategic initiative and restructuring-related expenses. Non-cash items include share-based compensation expense and asset impairments. We define Adjusted Earnings per Share as Adjusted Net Income divided by diluted weighted average shares.
We define Free Cash Flow as net cash provided by operating activities from continuing operations less (i) early termination payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Acceleration Agreement (“Unit Exchange Agreement”) in connection with our August 2020 Restructuring, (ii) purchases of property and equipment, and (iii) cash payments to OMNIA for the sale of future revenues and tax payments on proceeds received from the sale of future revenues. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.
We have revised the definitions for Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow from the definitions reported in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024. Adjusted EBITDA and Adjusted Net Income were revised to exclude the operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts. Adjusted Net Income was also revised to exclude the related imputed interest and tax expense in connection with the sale of non-healthcare GPO member contracts to OMNIA. Free Cash Flow was revised to exclude cash payments to OMNIA for the sale of future revenues and tax payments on proceeds received from the sale of future revenues. For comparability purposes, prior year Non-GAAP financial measures are presented based on the current definition.
Adjusted EBITDA and Free Cash Flow are supplemental financial measures used by us and by external users of our financial statements and are considered to be indicators of the operational strength and performance of our business.

Adjusted EBITDA and Free Cash Flow measures allow us to assess our performance without regard to financing methods and capital structure and without the impact of other matters that we do not consider indicative of the operating performance of our business. More specifically, Segment Adjusted EBITDA is the primary earnings measure we use to evaluate the performance of our business segments.
We use Adjusted EBITDA, Adjusted Net Income and Adjusted EPS to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business. We believe Adjusted EBITDA assists our Board of Directors, management and investors in comparing our operating performance on a consistent basis from period to period because they remove the impact of earnings elements attributable to our asset base (primarily depreciation and amortization), certain items outside the control of our management team, e.g., taxes, other non-cash items (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation), non-recurring items (such as strategic initiative and financial restructuring-related expenses) and income and expense that has been classified as discontinued operations from our operating results. We believe Adjusted Net Income and Adjusted EPS assist our Board of Directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash (such as impairment of intangible assets, purchase accounting adjustments and stock-based compensation) and non-recurring items (such as strategic initiative and financial restructuring-related expenses), and historically have eliminated the variability of non-controlling interest and equity in net income of unconsolidated affiliates. We believe Free Cash Flow is an important measure because it represents the cash that we generate after payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 Restructuring and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth, and cash payments to OMNIA for the sale of future revenues and tax payments on proceeds received from the sale of future revenues. Free Cash Flow enables us to seek enhancement of stockholder value through acquisitions, partnerships, joint ventures, investments in related or complementary businesses, and/or debt reduction.
Despite the importance of these Non-GAAP financial measures in analyzing our business, determining compliance with certain financial covenants in our credit facility, measuring and determining incentive compensation and evaluating our operating performance relative to our competitors, these Non-GAAP financial measures are not measurements of financial performance under GAAP, may have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income, net cash provided by operating activities or any other measure of our performance derived in accordance with GAAP.
Some of the limitations of the EBITDA and Adjusted EBITDA measures include that they do not reflect: our capital expenditures or our future requirements for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; the interest expense or the cash requirements to service interest or principal payments under our credit facility; income tax payments we are required to make; and any cash requirements for replacements of assets being depreciated or amortized. In addition, EBITDA, Adjusted EBITDA and Free Cash Flow are not measures of liquidity under GAAP, or otherwise, and are not alternatives to cash flows from operating activities. Some of the limitations of the Adjusted Net Income and Adjusted EPS measures are that they do not reflect income tax expense or income tax payments we are required to make and they are not measures of profitability under GAAP.
Non-recurring and non-cash items excluded in our calculation of Adjusted EBITDA and Adjusted Net Income consist of stock-based compensation, acquisition- and disposition-related expenses, strategic initiative and restructuring-related expenses, income and expense that has been classified as discontinued operations, and other reconciling items. More information about certain of the more significant items follows below.
Income tax expense on adjusted income
Adjusted Net Income is calculated net of taxes based on our estimated annual effective tax rate for federal and state income tax, excluding goodwill impairments and adjusted for unusual or infrequent items, of 24% and 27% for the years ended June 30, 2025 and 2024.

Stock-based compensation
In addition to non-cash employee stock-based compensation expense, this item includes non-cash stock purchase plan expense of $0.5 million and $0.6 million for the years ended June 30, 2025 and 2024, respectively. See Note 14—Stock-Based Compensation to the audited consolidated financial statements included in our 2025 Form 10-K for additional information.
Acquisition- and disposition-related expenses
Acquisition-related expenses include legal, accounting and other expenses related to acquisition activities, one-time integration expenses, and gains and losses on the change in fair value of earn-out liabilities. Disposition-related expenses include severance and retention benefits and financial advisor fees, legal fees and other expenses related to disposition activities.
Strategic initiative and restructuring-related expenses
Strategic initiative and restructuring-related expenses include legal, accounting, severance and retention benefits, and other expenses related to strategic initiative and restructuring-related activities.
Operating income from revenues sold to OMNIA
Operating income from revenues sold to OMNIA represents the operating income from revenues sold to OMNIA in connection with the sale of non-healthcare GPO member contracts to OMNIA, less royalty fees retained.
Impairment of assets
Impairment of assets relates to impairment of long-lived assets.
Other reconciling items
Other reconciling items includes, but is not limited to, dividend income, gains and losses on disposal of long-lived assets, imputed interest on non-interest bearing liabilities, certain legal expenses, and any impact from non-controlling interest on adjustments to net (loss) income attributable to stockholders.

EBITDA and Adjusted EBITDA Reconciliation
The following table shows the reconciliation of net income to Non-GAAP Adjusted EBITDA for the period presented (in thousands):

Year Ended June 30,
2025
Net income from continuing operations	$72,734
Interest expense, net	17,223
Income tax expense	25,315
Depreciation and amortization	79,442
Amortization of purchased intangible assets	38,189
EBITDA	232,903
Stock-based compensation	23,700
Acquisition- and disposition-related expenses	6,943
Strategic initiative and restructuring-related expenses	13,007
Operating income from revenues sold to OMNIA	(62,469)
Equity in net (income) loss of unconsolidated affiliates	(11,972)
Other non-operating gains	(79,826)
Impairment of assets	144,481
Other reconciling items, net(a)	(13,647)
Adjusted EBITDA	$253,120
Adjustment for Contigo Health(b)	7,315
Adjusted EBITDA - Adjusted	$260,435

Segment Adjusted EBITDA:
Supply Chain Services	$326,902
Performance Services	60,692
Corporate	(134,474)
Adjusted EBITDA	$253,120
Adjustment for Contigo Health(b)	7,315
Adjusted EBITDA - Adjusted	$260,435
(a)Other reconciling items, net is primarily attributable to dividend income, certain legal expenses, and loss on disposal of long-lived assets.
(b)Contigo Health was in a loss position which results in an increase to Adjusted EBITDA when adjusting for Contigo Health.

Adjusted Earnings Per Share Reconciliation
The following table provides the reconciliation of basic earnings per share attributable to stockholders to Non-GAAP Adjusted Earnings per Share for the periods presented (refer to our 2025 Form 10-K and prior year Annual Reports on Form 10-K for more information about our definitions of this financial measure as used in the applicable years):

	Year Ended June 30,
	2025	2024	2023
Basic earnings per share attributable to stockholders	$0.22	$1.05	$1.47
Net loss (income) from discontinued operations, net of tax	0.46	(0.02)	—
Income tax expense (benefit)	0.28	0.37	0.63
Amortization of purchased intangible assets	0.42	0.41	0.41
Stock-based compensation	0.26	0.21	0.12
Acquisition- and disposition-related expenses	0.08	0.11	0.14
Strategic initiative and restructuring-related expenses	0.14	0.03	0.12
Operating income from revenues sold to OMNIA	(0.68)	(0.49)	—
Equity in net income of unconsolidated affiliates	(0.13)	—	(0.14)
Other non-operating gains	(0.88)	(0.10)	—
Impairment of assets	1.58	1.23	0.48
Other reconciling items, net	0.18	0.05	0.04
Impact of corporation taxes(a)	(0.46)	(0.77)	(0.85)
Impact of dilutive shares	(0.01)	—	(0.02)
Adjusted Earnings Per Share	$1.46	$2.08	$2.40
Adjustment for impact of Contigo Health(b)	0.08	0.09	n/a
Adjustment for impact of equity net income of unconsolidated affiliates(c)	0.16	0.13	0.10
Adjusted Earnings Per Share – Adjusted(d)	$1.70	$2.30	$2.50
(a)Reflects income tax expense at an estimated effective income tax rate of 24%, 27%, and 26% of non-GAAP adjusted net income before income taxes for the years ended June 30, 2025, 2024, and 2023, respectively.
(b)Contigo Health was in a loss position which results in an increase to Adjusted EPS when adjusting for Contigo Health.
(c)The Non-GAAP Adjusted Earnings per Share definition was revised to exclude the impact of equity net income of unconsolidated affiliates. Accordingly, we are presenting an adjustment for this impact to be consistent with goal measures established at award issuance in fiscal year 2023.
(d)Adjustments to the Adjusted Earnings Per Share amounts reported in our 2025 Form 10-K is solely for purposes of our fiscal year 2023-2025 PSAs. Because these awards were issued in fiscal year 2023, actual Non-GAAP Adjusted Earnings Per Share amounts were calculated consistently based on the Non-GAAP Adjusted Net Income definition at award issuance across all fiscal years, resulting in an aggregate Non-GAAP Adjusted Earnings Per Share for the three year performance cycle of $6.50 (the sum of $1.70, $2.30, and $2.50 for fiscal years 2025, 2024, and 2023, respectively) which was below threshold performance.

Free Cash Flow Reconciliation
The following table provides the reconciliation of Non-GAAP Free Cash Flow to net cash provided by operating activities from continuing operations for the period presented (in thousands);

Year Ended June 30,
2025
Net cash provided by operating activities from continuing operations	$417,809
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement	(101,524)
Purchases of property and equipment	(82,649)
Cash payments to OMNIA for the sale of future revenues	(53,107)
Free Cash Flow	$180,529